Exhibit 19

FIRST AMERICAN FINANCIAL CORPORATION

POLICY REGARDING TRADING

IN THE STOCK OF

FIRST AMERICAN FINANCIAL CORPORATION

Policy Objective

The securities laws applicable to First American Financial Corporation (the “Company”) and its officers, directors and other personnel (collectively, “Company Personnel”) prohibit the trading of stock in the Company while aware of Material Non-Public Information (as defined below) including after termination or resignation. The objective of this policy is to facilitate compliance with these laws by Company Personnel who have access to such information and to avoid the appearance of non-compliance.

Prohibition on Insider Trading and Tipping

No Company Personnel may buy, sell, gift or otherwise trade in stock or derivatives of the Company or its Business Affiliates (as defined below) while aware of Material Non-Public Information. The fact that a person is aware of Material Non-Public Information is a bar to trading. There is no defense under the securities laws that such person’s reason for trading was not based on Material Non-Public Information.

No Company Personnel may pass along Material Non-Public Information (“tip”) to others or recommend that they buy or sell the securities of the Company or its Business Affiliates based on Material Non-Public Information.

Disciplinary action, up to and including termination, may result from any violation of this policy. Violators may also face civil penalties, criminal fines or jail terms including criminal fines up to $5 million and imprisonment of up to 20 years.

Policy Definition

Preclearance

All transactions directly or indirectly involving the stock of or derivatives of the Company, including purchases, sales, gifts, options exercises and the adoption, modification or amendment of a Trading Plan (as defined below) by Covered Individuals (as defined below) must be approved in advance by the Chief Legal Officer of the Company or their designee.

Policy Regarding Trading in the Stock of

First American Financial Corporation

Blackout Period

No transactions by Covered Individuals, including execution of or modification of a Trading Plan will be approved after the fifth trading day of the third month in any calendar quarter and before the end of the first full trading day following the public release of the earnings of the Company or during such other period as may be designated by the Chief Legal Officer of the Company (each such period, a “Blackout Period”). After the later of 90 days following a Trading Plan adoption or modification, or two business days following disclosure in the Quarterly Report on Form 10-Q or Annual Report on Form 10-K of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days) have elapsed following the execution of a Trading Plan by a Section 16 Reporter (as defined below), trades made during a Blackout Period pursuant to a Trading Plan are permitted. After 30 days have elapsed from the execution of a Trading Plan by a non-Section 16 Reporter, trades made during a Blackout Period pursuant to a Trading Plan are permitted.

Option exercises during a Blackout Period not accompanied by a sale of Company stock will be permitted to the extent such exercise is otherwise permitted by law.

Hedging

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a person to lock in much of the value of such person’s shareholdings, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow a person to continue to own the covered securities, but without the full risks and rewards of ownership. The Company prohibits all Company Personnel from engaging in such transactions. In addition, the Company prohibits all Company Personnel from engaging in short sales of Company securities, including “short-against-the-box” transactions.

Pledging and Trading on Margin

Because securities held on margin (or margined) or pledged as collateral may be sold without consent if the pledgor fails to meet a margin call or defaults on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Non-Public Information or otherwise is not permitted to trade in Company securities, Company Personnel are prohibited from holding Company securities in a margin

Policy Regarding Trading in the Stock of

First American Financial Corporation

account and are prohibited from pledging Company securities as collateral for a loan.

Section 16 Requirements

Unless automatically provided by the Company’s stock plan servicer, all Covered Individuals who are required to make a report to the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934 (a “Section 16 Reporter”) shall, immediately after the execution of any applicable trade or option exercise, notwithstanding prior approval to trade, provide the Chief Legal Officer of the Company or their designee with the following information:

Trades:

1.
Date of trade
2.
Number of shares traded
3.
Price of trade (if a trade is executed at different prices, the number of shares purchased or sold at each price must be provided, together with the average price)
4.
If the trade was executed pursuant to a Trading Plan

Option Exercises:

1.
Date of exercise
2.
Number of option shares exercised
3.
Strike or exercise price
4.
Sale price (if a cashless exercise or the underlying stock is sold on the same day of the exercise)

Transactions in the Company’s 401(k) Savings Plan and Employee Stock Purchase Plan

401(k) Transfers Into or Out of the Company Stock Fund. Transfers from the Company’s stock fund to another fund in the plan are subject to this policy. The Company stock fund is frozen within the 401(k) savings plan and transfers or other acquisitions into the fund are prohibited.

Routine, Recurring Purchases in Employee Stock Purchase Plan (“ESPP”). Routine purchases (i.e., purchases made pursuant to preexisting elections) of Company stock pursuant to the ESPP are not subject to this policy. However, since stock routinely purchased under the ESPP must be reflected in future reports at the time a reportable transaction is entered into, a Section 16 Reporter must also provide the number of shares acquired routinely under the ESPP.

Policy Regarding Trading in the Stock of

First American Financial Corporation

Election Changes in the ESPP. Decisions to increase the amount of salary used to purchase stock under the ESPP, including any decision to commence participation, are subject to this policy.

Sale of Stock Acquired through the ESPP. Sales of Company stock acquired through the ESPP are subject to this policy.

Application

This policy applies to all Company Personnel and third parties with whom they share Company information. Just as it is illegal to trade securities publicly while aware of Material Non-Public Information, it can be illegal to “tip” or reveal Material Non-Public Information to friends, family, shareholders, and securities professionals. In such a case, the Company Personnel could be liable for serious violations of the federal securities laws and significant penalties.

This policy also applies to family members (spouses, parents, children, siblings and in-laws) and others residing with Company Personnel, anyone who lives in a Company Personnel household and any family members who do not live in a Company Personnel household but whose transactions in the stock of or derivatives of the Company are directed by the Company Personnel or are subject to the influence or control of the Company Personnel (collectively, “Family Members”). Company Personnel can be responsible for the transactions of these other persons.

This policy also applies to all investment decisions made by persons covered by this policy. Any restriction applicable to Company Personnel (or Family Members) under this policy also applies to securities that they have the power to direct by virtue of being a shareholder, director, officer, partner, trustee or executor of a business, partnership, not-for-profit organization, trust, estate or similar entity (collectively, “Controlled Entities”), and the Controlled Entity may not buy, sell, gift or otherwise trade in the stock or derivatives of the Company on behalf of any other person or entity at a time when this policy does not permit that person or entity to buy, sell, gift or otherwise trade for their own account.

This policy applies to Material Non-Public Information that may be learned about another public company, including customers, business partners and competitors (each, a “Business Affiliate”) through the course of the Company Personnel’s employment with the Company. Should a Company Personnel learn something that may be Material Non-Public Information for another public company, that person should consult with

Policy Regarding Trading in the Stock of

First American Financial Corporation

the Chief Legal Officer of the Company or their designee prior to any trading in the securities of that other public company.

The policy continues to apply to transactions in Company securities and other company’s securities even after termination of employment or service with the Company. If any Company Personnel has Material Non-Public Information about the Company when their service terminates, that person may not engage in any transaction in Company securities until that information has become public or is no longer material, except as otherwise specified in the policy.

Definitions

“Covered Individuals” means directors, Section 16 Reporters and certain additional officers and other individuals as designated by the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer or one of their designees, as may be updated from time to time, including, without limitation, certain individuals involved with preparation of the Company’s financial statements or who have access to Material Non-Public Information regarding the Company in the ordinary course of their duties.

“Material Non-Public Information” means information that has not been made generally available to the public by means of a press release or other widespread distribution, and that there is a substantial likelihood that a reasonable investor would consider that information important in the decision to buy, sell or hold a stock of a company.

“Trading Plan” means a trading plan meeting the requirements of Exchange Act Rule 10b5-1(c).

Policy Regarding Trading in the Stock of

First American Financial Corporation

Policy History

This policy was approved by the General Counsel on May 31, 2010.

This policy was modified by the Compensation Committee on March 5, 2012.

This policy was modified by the General Counsel on October 9, 2015.

This policy was modified by the General Counsel on March 12, 2020.

This policy was modified by the General Counsel on May 26, 2021.

This policy was modified by the Chief Legal Officer on October 15, 2021.

This policy was modified by the Chief Legal Officer on June 22, 2022.

This policy was modified by the Chief Legal Officer on December 12, 2024.